Exhibit 99.2

                              FOR IMMEDIATE RELEASE
                              ---------------------

               FRANKLIN CAPITAL CORPORATION AND SUNSHINE WIRELESS
                    ACQUIRE ASSETS OF WINSTAR RADIO NETWORKS

     TRANSACTION IS IN THE SYNDICATED PROGRAMMING AND SALES ARENA PROVIDING
             CONTENT AND SERVICES TO MORE THAN 2,000 RADIO STATIONS


                                                      September 5th, 2001

NEW YORK, N.Y.--Franklin Capital Corporation (AMEX:FKL), and Sunshine Wireless LLC today announced that they have purchased the assets of Winstar Radio Networks, Global Media and Winstar Radio Productions (collectively "WRN") for a total purchase price of $6.25 million. Change Technology Partners (OTC BB:CTPI) a public company that invests and manages technology and media companies provided $2.25 million of senior financing for the deal. Franklin invested $2.65 million and will own in excess of 50% of the new company on a fully diluted basis.

WRN, which is owned by Winstar New Media, a wholly owned subsidiary of Winstar Communications, Inc. produces and syndicates programs and services heard on more than 2,000 radio stations nationwide across most major formats. Through its Global Media Sales unit, WRN also sells the advertising inventory radio stations provide in exchange for the Winstar content.

The programming and content acquired by Franklin and Sunshine include prep services as well as long form and short form programming. Additionally, Global Media has a number of independent producer clients, which range from talk and music programs to news and traffic services. "We are pleased that the entire management team and all the employees have agreed to remain with the company and look forward to working with them to substantially increase the value of these properties. We are particularly excited about our affiliation with Walt "Baby" Love and his portfolio of outstanding urban and gospel programs." said Stephen
L. Brown, Chairman of Franklin Capital Corporation.

The acquisition represents a return to the radio business for Franklin, which previously owned and operated stations through its Excelsior Communications subsidiary. Sunshine Wireless has owned and operated a number of radio stations including WKIS-FM and WQAM-AM in Miami-Ft. Lauderdale FL, WKYS-FM and WMGI-AM in Gainesville, FL and WFOG-FM and WPTE AM-FM in Norfolk VA. Two of Sunshine's principles Dan Cohen and Jeff Greenhawt have joined the board of directors. Additional board members include William Avery, Chief Executive Officer of Change Technology, Messrs Stephen L. Brown, Chairman and Spencer L. Brown, Senior Vice President of Franklin Capital. Franklin has the right to appoint two additional directors.

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"We believe the current economic and advertising environments have created outstanding values in the traditional media field, including broadcast radio. The assets that we are acquiring from Winstar have consistently generated positive cash flow and continue to do so in this challenging environment. Franklin intends to focus on expanding the existing portfolio of owned programming and growing Global's sales rep business in a cost effective manner. We plan to build a vibrant company through acquisitions, joint ventures and internally generated efforts," continued Mr. Brown.

Michael Ewing, President commented, "We now begin a new era as an independent Radio company. A Radio company focused on excellence and service to our producer partners, radio stations, advertisers, and the media buying community. Our new owners share our commitment to excellence and they will play a positive role in moving the company forward".


Certain statements contained in this press release including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", "will", "plans" and other words of similar import, constitute forward looking statements within the meaning of the Private Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause Company results to differ materially from expectations. Such factors include the following: (1) technological, engineering, manufacturing, quality control or other circumstances which could delay the sale or shipment of the Company's products; (2) economic, business, market and competitive industry conditions which could affect the Company's business; and
(3) the Company's inability to protect its proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company.

Company Contact:
Spencer L. Brown
Senior Vice President
(212) 486-2323








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